EXHIBIT 99.1

Biostage Reports 2016 Second Quarter Financial Results and Provides Business Update Outlining Key Near-term Milestones

•	Q2 marked by positive, confirmatory proof-of-concept results in large-animal studies of proprietary Cellspan™ technology and manuscript with Mayo Clinic being finalized for publication
•	On track to file IND for esophageal implant before year end
•	Expect to commence human clinical studies of Esophageal Implant in H1 2017
•	Management to host business update conference call and webcast today at 9 AM ET

Holliston, MA, August 11, 2016 – Biostage, Inc. (Nasdaq: BSTG), (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, today announced financial results for the three months ended June 30, 2016. The Company also reviewed recent corporate highlights and provided an update on expected near-term milestones. As previously announced, Biostage management will host a business update conference call and live webcast, with accompanying presentation slides, for investors, analysts and other interested parties today at 9 AM ET (details below).

Jim McGorry, CEO of Biostage, commented, “The second quarter of 2016 has proven to be the Company’s best execution and operational quarter to date, and I am thrilled with our progress. We advanced our clinical and regulatory strategy by executing on all fronts in earnest and have prepared Biostage for upcoming catalytic events which we expect will drive value in the near-term.”

Recent Corporate, Development and Regulatory Highlights

•	Bolstered executive management team and board adding scientific, regulatory and business development expertise: Harout DerSimonian, Ph.D., Chief Scientific Officer, Laura Mondano, Vice President of Regulatory Affairs and Blaine McKee, Ph.D., independent Board Member;
•	Submitted request for orphan drug designation (ODD) with the U.S. Food and Drug Administration (FDA) for esophageal implant;
•	Announced positive, confirmatory proof-of-concept pre-clinical results demonstrating successful esophagus regeneration in study conducted with Mayo Clinic;
•	Commenced pre-clinical studies required by the FDA for IND submission for the Company’s lead product candidate, the Cellspan Esophageal Implant; and
•	Commenced additional pre-clinical large-animal studies in collaboration with Mayo Clinic, focused on the Company’s bronchial implant technology.

Mr. McGorry added, “Also throughout the quarter, we made key appointments to our management team and board attracting industry veterans with proven track records of success. This is undoubtedly a testament to our groundbreaking technology platform and validation of our growing body of compelling, positive data. I firmly believe their collective contributions will be integral to Biostage’s transition to human clinical trials in 2017 our next phase of growth and development.”

Expected Near-Term Milestones

•	Emerge as clinical-stage Company with the start of first human clinical studies for esophageal implant program in the first half of 2017;
•	Finalize manuscript and publication with Mayo Clinic on esophageal regeneration and host KOL events by year-end with data updates;
•	File IND application with the FDA for our esophageal implant product candidate by end of 2016;
•	Advance the development and submit IND for pediatric esophageal atresia, a congenital disorder in children where a baby is born with an incomplete esophagus;
•	Extend Cellframe technology as a platform for broader and additional indications to include the bronchus in collaboration with Mayo Clinic in 2017; and
•	Receive ODD for esophageal implant by early 2017.

“Fundamentally, Biostage has never been stronger, and we are poised to make a significant leap from a preclinical company to a clinical stage company with the potential to unlock significant shareholder value. Importantly, as we further execute on all fronts, we will continue to best position our company to bring valuable organ regeneration products to underserved patient populations in the coming years,” concluded Mr. McGorry.

Second Quarter Ended June 30, 2016 Financial Highlights

•	Q2 2016 net loss was $2.7 million, or $0.17 per basic share, compared to $4.5 million, or $0.44 per basic share, for Q2 2015.

•	Research and development expense increased $0.6 million to $1.7 million in Q2 2016 compared with $1.1 million in Q2 2015, due primarily to increased spending on preclinical studies of $0.3 million, outsourced lab services of $0.1M, payroll related and other expenses totaling $0.2 million.

•	Selling, general and administrative expense decreased $2.3 million to $1.2 million in Q2 2016 compared with $3.5 million in Q2 2015 due to a $2.2 million decrease in non-cash stock-based compensation costs related primarily to the departure of the Company’s former CEO in April 2015, and decreases of $0.2 million and $0.1 million in recruiting cost and other costs, respectively. Those decreases were partially offset by a $0.2 million cost increase related to the Company’s name change to Biostage and greater investor communications efforts.

•	Cash used in operating activities was $1.5 million in Q2 2016 compared with $2.0 million in Q2 2015.

•	Cash on hand June 30, 2016 was $8.1 million, reflecting the proceeds from a $5 million private placement completed mid-May 2016.

Conference Call and Webcast Details:

Please click here to access the link to the webcast and slides available for download.

Date and Time:	Today, Thursday, August 11th at 9:00 am ET
Call Dial In #:	877-407-8293 U.S. or 201-689-8349 Int'l
Live webcast/replay:	http://ir.biostage.com/Q2-2016-update
Telephone replay:	877-660-6853 U.S. or 201-612-7415 Int'l
Access ID #13642514

About Biostage: (www.biostage.com)

Biostage is a biotechnology company developing bioengineered organ implants based on the company's new CellframeTM technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create CellspanTM organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in collaborative pre-clinical studies. Pre-clinical, large-animal safety studies, conducted in compliance with the FDA Good Laboratory Practice (GLP) regulations, for the Company’s Cellspan Esophageal Implant product candidate have begun, in support of Biostage's goal of filing an Investigational New Drug (IND) application with the U.S. FDA in late 2016. The IND will seek approval to initiate clinical trials for its esophageal implant product candidate in humans.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the FDA, EMA, MHRA or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:
Tom McNaughton	Jenene Thomas
Chief Financial Officer	Jenene Thomas Communications LLC
774-233-7321	(908) 938-1475
tmcnaughton@biostage.com	jtc@jenenethomascommunications.com

David Collins, Bill Jones
Catalyst Global LLC
212-924-9800
bstg@catalyst-ir.com

EXHIBIT 1

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	June 30, 2016	December 31, 2015
Assets
Current Assets:
Cash	$8,100	$7,456
Accounts receivable	40	21
Inventory	47	75
Prepaid expenses	156	330

Total current assets	8,343	7,882
Property, plant and equipment, net	1,076	1,074

Total assets	$9,419	$8,956

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$596	$357
Accrued and other current liabilities	405	297
Warrant liability	942	-

Total current liabilities	1,943	654

Total liabilities	$1,943	$654

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Series B convertible preferred stock, $0.01 par value: 1,000,000 shares authorized; 695,857 shares issued and none outstanding	-	-
Common stock, $0.01 par value; 30,000,000 shares authorized and 17,097,420 and 14,101,395 shares issued and outstanding, respectively	171	141
Additional paid-in capital	37,236	32,908
Accumulated deficit	(29,923)	(24,739)
Accumulated other comprehensive loss	(8)	(8)

Total stockholders’ equity	7,476	8,302

Total liabilities and stockholders’ equity	$9,419	$8,956

EXHIBIT 2

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2016	2015	2016	2015

Revenues	$28	$73	$28	$73
Cost of revenues	44	37	44	37
Gross profit (deficit)	(16)	36	(16)	36

Operating expenses:
Research and development	1,676	1,053	3,054	2,235
Selling, general and administrative	1,230	3,482	2,324	4,920
Total operating expenses	2,906	4,535	5,378	7,155

Operating loss	(2,922)	(4,499)	(5,394)	(7,119)

Other income (expense):
Change in fair value of warrant liability, net
of issuance costs $129	210	-	210	-
Other expense	-	-	-	(3)
	210	-	210	(3)

Loss before income taxes	(2,712)	(4,499)	(5,184)	(7,122)
Income taxes	-	-	-	-

Net loss	$(2,712)	$(4,499)	$(5,184)	$(7,122)

Basic and diluted net loss per share	$(0.17)	$(0.44)	$(0.35)	$(0.74)
Weighted average common shares, basic and diluted	15,535	10,303	14,822	9,592

Comprehensive loss:
Net loss	$(2,712)	$(4,499)	$(5,184)	$(7,122)
Foreign currency translation adjustments	-	1	-	(8)
Total comprehensive loss	$(2,712)	$(4,498)	$(5,184)	$(7,130)

EXHIBIT 3

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net loss	$(5,184)	$(7,122)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation expense	665	3,183
Depreciation	224	226
Change in fair value of warrant liability, net issuance costs of $129	(210)	-
Changes in operating assets and liabilities:
Related party receivables, net	-	66
Accounts receivable	(19)	(76)
Inventories	28	6
Prepaid expenses	174	144
Accounts payable	230	(83)
Accrued and other current liabilities	108	(54)

Net cash used in operating activities	(3,984)	(3,710)

Cash flows from investing activities
Additions to property and equipment	(217)	(21)
Net cash used in investing activities	(217)	(21)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants, net of issuance costs	4,496	-
Proceeds from issuance of common stock, net of issuance costs	349	3,237
Proceeds from issuance of convertible preferred stock, net	-	5,357

Net cash provided by financing activities	4,845	8,594

Effect of foreign exchange rates on cash	-	(8)

Net increase in cash	644	4,855
Cash at beginning of period	7,456	5,272
Cash at end of period	$8,100	$10,127

Supplemental disclosure of cash flow information and non-cash investing and financing activities:
Equipment purchases included in accounts payable	$9	$-
Fair value of warrants issued to placement agent	$116	$-